UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 1, 2013

RESOURCES CONNECTION, INC.

Delaware	0-32113	33-0832424
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

17101 Armstrong Avenue, Irvine, California	92614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(714) 430-6400

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 1, 2013, Resources Connection, Inc. (the “Company” or “RGP”) announced the promotion of Tracy Stephens to the position of Executive Vice President and Chief Operating Officer. Mr. Stephens, age 52, will report to the company’s Chief Executive Officer. He will be responsible for the efficient execution of RGP’s business model with a particular emphasis on its international operations.

Mr. Stephens currently serves as Senior Vice President of RGP's U.S. Central-Southeast Region with full oversight and P&L responsibilities for 21 practice offices. In addition, he advises and mentors the Company's Supply Chain Management global practice. He has served on RGP's leadership team for more than 11 years and is responsible for sales generation and leading the client service teams.

Mr. Stephens’ career has spanned a variety of industries and he has served as CEO, COO, Board Member, and owner within the professional services, business services, distribution, commercial lending and consulting industries. In 1996, he co-founded The Procurement Centre, which harnessed the expertise of supply chain experts to serve as consultants. In 2002, he was a driving force behind RGP's acquisition of the company. Under his leadership, the number of SCM Consultants has grown more than fourfold and the practice has expanded to key offices in the U.S., UK, France and the Netherlands. As a result, the SCM practice has become one of RGP most successful practice areas.

The terms of Mr. Stephens’ promotion are pursuant to a written employment agreement. A copy of the agreement is attached as Exhibit 10.1 hereto and incorporated herein by this reference. The agreement provides, among other things, that Mr. Stephens will receive a base salary of $330,000 per year.

Item 7.01 Regulation FD Disclosure

The full text of the Company’s press release, “Resources Global Professionals Announces Promotion of Tracy Stephens to Chief Operating Officer” issued on August 1, 2013, is included as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Employment Agreement, effective August 1, 2013, between Tracy Stephens and Resources Connection, Inc.

99.1	Press release, entitled “Resources Global Professionals Announces Promotion of Tracy Stephens to Chief Operating Officer,” dated August 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOURCES CONNECTION, INC.

Date: August 1, 2013

By: /s/ Anthony Cherbak
Anthony Cherbak
Chief Executive Officer